Exhibit 99.1

NEWS RELEASE

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports
First Quarter 2010 Results
•	Overall sequential sales improved 1.4% to $1.15 billion

•	Industrial end market sales increased 9% sequentially and 13% year-over-year

•	Sequential gross margins improved 60 basis points to 19.8%
PITTSBURGH, April 22, 2010/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical and industrial MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its 2010 first quarter financial results.
The following results for the quarter ended March 31, 2010 were:
•	Consolidated net sales were $1,148.6 million for the first quarter of 2010 compared to $1,179.6 million for the first quarter of 2009, a decline of 2.6%, inclusive of a 1.8% positive impact from foreign exchange rates. First quarter 2010 consolidated net sales increased 1.4% compared to the fourth quarter 2009.

•	Gross profit was $227.4 million, or 19.8% of sales, for the first quarter of 2010, compared to $238.2 million, or 20.2% of sales, for the first quarter of 2009. First quarter 2010 gross margin of 19.8% was 60 basis points better than the fourth quarter 2009 gross margin.

•	Sales, general & administrative (SG&A) expenses were $179.6 million, or 15.6% of sales for the current quarter, compared to $187.5 million, or 15.9% of sales for the 2009 comparable quarter.

•	Operating profit was $41.7 million, or 3.6% of sales for the current quarter, compared to $43.5 million, or 3.7% of sales for the comparable 2009 quarter.

•	Total interest expense for the first quarter of 2010 was $13.5 million compared to $12.5 million for the first quarter 2009. Interest expense in the current quarter was comprised of $12.2 million of cash interest expense and $1.3 million of non-cash interest expense. Interest expense in the prior year quarter was comprised of $8.7 million of cash interest and $3.8 million of non-cash interest.

•	Effective tax rate for the current quarter was 29.3% compared to 28.7% for the prior year quarter.

•	Net income for the current quarter was $21.7 million compared to $23.3 million for the prior year quarter.

•	Diluted earnings per share for the first quarter of 2010 was $0.50 per share based on 43.7 million shares outstanding versus $0.55 per share in the first quarter of 2009, based on 42.6 million shares outstanding.

•	Free cash flow in the current quarter was $66.5 million, compared to $131.8 million in the prior year quarter.
John J. Engel, WESCO’s Chief Executive Officer, stated, “Our sales and margin initiatives contributed favorably as we delivered solid results in the first quarter. After stabilizing the business in the second half of last year, it is encouraging to see improving momentum in early 2010 and a return to positive year-over-year sales growth late in the first quarter. Our industrial sales grew 13%, and we increased our construction backlog in the quarter despite facing continued pressure in non-residential construction and utility markets. The decisive actions we took over the last eighteen months have positioned us well as we begin to move into the recovery phase of this cycle.”
Mr. Engel continued, “The entire WESCO organization is focused on growing sales and expanding margins while providing excellent customer service. During this period of continued economic uncertainty and slow market recovery, we are providing leading supply chain solutions for our customers while ensuring that they are fully supported across our entire portfolio of products and services as part of our One WESCO initiative.”
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Teleconference
WESCO will conduct a teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 22, 2010, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31,		March 31,
	2010		2009
Net sales	$1,148.6		$1,179.6
Cost of goods sold (excluding depreciation and amortization below)	921.2	80.2%	941.4	79.8%
Selling, general and administrative expenses	179.6	15.6%	187.5	15.9%
Depreciation and amortization	6.1		7.2

Income from operations	41.7	3.6%	43.5	3.7%
Interest expense, net	13.5		12.5
Other income	(2.5)		(1.6)

Income before income taxes	30.7	2.7%	32.6	2.8%
Provision for income taxes	9.0		9.3

Net income	$21.7	1.9%	$23.3	2.0%

Diluted earnings per common share	$0.50		$0.55
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	43.7		42.6

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current Assets
Cash and cash equivalents	$121.1	$112.3
Trade accounts receivable	689.1	635.8
Inventories, net	507.0	507.2
Other current assets	58.0	75.7

Total current assets	1,375.2	1,331.0
Other assets	1,166.4	1,163.2

Total assets	$2,541.6	$2,494.2

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$534.5	$453.1
Current debt	94.7	94.0
Other current liabilities	120.6	133.7

Total current liabilities	749.8	680.8

Long-term debt	541.0	597.9
Other noncurrent liabilities	221.1	219.2

Total liabilities	1,511.9	1,497.9

Stockholders’ Equity
Total stockholders’ equity	1,029.7	996.3

Total liabilities and stockholders’ equity	$2,541.6	$2,494.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2010	2009
Operating Activities:
Net income	$21.7	$23.3
Add back (deduct):
Depreciation and amortization	6.1	7.2
Deferred income taxes	0.3	2.5
Change in Trade and other receivables, net	(41.2)	113.9
Change in Inventories, net	2.1	42.9
Change in Accounts Payable	78.9	(45.4)
Other	0.8	(9.8)

Net cash provided by operating activities	68.7	134.6

Investing Activities:
Capital expenditures	(2.2)	(2.8)
Other	1.3	—

Net cash used by investing activities	(0.9)	(2.8)

Financing Activities:
Debt borrowings (repayments), net	(57.4)	(98.6)
Equity activity, net	0.8	0.2
Other	(5.8)	(11.9)

Net cash used by financing activities	(62.4)	(110.3)

Effect of exchange rate changes on cash and cash equivalents	3.4	(2.6)

Net change in cash and cash equivalents	8.8	18.9
Cash and cash equivalents at the beginning of the period	112.3	86.3

Cash and cash equivalents at the end of the period	$121.1	$105.2

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	March 31,	December 31,
	2010	2009
Financial Leverage:
Income from operations	$178,097	$179,952
Depreciation and amortization	24,989	26,045

EBITDA	$203,086	$205,997

	March 31,	December 31,
	2009	2009
Current debt	$94,749	$93,977
Long-term debt	540,952	597,869
Debt discount related to convertible debentures(1)	181,410	182,689

Total debt including debt discount	$817,111	$874,535

Financial leverage ratio	4.0	4.2
Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by the trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA).

	Three Months	Three Months
	Ended	Ended
Free Cash Flow:	March 31,	March 31,
(dollar amounts in millions)	2010	2009
Cash flow provided by operations	$68.7	$134.6
Less: Capital expenditures	(2.2)	(2.8)

Free cash flow	$66.5	$131.8

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company’s financing needs.

(1)	The convertible debentures are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2010	2009
Gross Profit:
Net sales	$1,148.6	$1,179.6
Cost of goods sold (excluding depreciation and amortization)	921.2	941.4

Gross profit	$227.4	$238.2

Gross margin	19.8%	20.2%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.